Exhibit 99.1

SERVOTRONICS, INC.

1110 Maple Street P.O. Box 300 Elma, New York 14059-0300 716-655-5990 FAX 716-655-6012

October 31, 2008

SERVOTRONICS, INC. ANNOUNCES
INCREASE IN STOCK PURCHASE PROGRAM

Elma, NY -- Servotronics, Inc. (NYSE Alternext US - SVT) announced today that its Board of Directors has authorized the purchase of an additional 200,000 shares of the Company's common stock. As of October 30, 2008, the Company had approximately 12,800 shares authorized for purchase remaining under the previously approved stock purchase program. Since January 2006, the Company has purchased approximately 237,100 shares of Servotronics common stock. The Company's purchase program may be limited or terminated at any time without prior notice. Stock purchases under this program may be made through open market and privately negotiated transactions at times and in such amounts as management deems appropriate. The timing and actual number of shares purchased will depend on a variety of factors including price, corporate and regulatory requirements and other market conditions.

The Company is composed of two groups - the Advanced Technology Group and the Consumer Products Group. The Advanced Technology Group designs, develops and manufactures servo control and other components for various commercial and government applications (i.e., aircraft, jet engines, missiles, manufacturing equipment, etc.).

Servotronics' Consumer Products Group designs and manufactures cutlery, bayonets, machetes and combat, survival, sporting, agricultural, and pocket knives for both commercial and government applications.

SERVOTRONICS, INC. (SVT) IS LISTED ON NYSE ALTERNEXT US.